Exhibit 99.1

Arconic Reports Fourth Quarter 2018 and Full Year 2018 Results; Announces Update to Strategy and Portfolio Review

Fourth Quarter 2018 Highlights

  Revenue of $3.5 billion, up 6% year over year; organic revenue1 up 10% year over year
  Net income of $218 million, or $0.44 per share, versus net loss of $727 million, or $1.51 per share, in 4Q 2017
  Net income excluding special items of $162 million, or $0.33 per share, versus $152 million, or $0.31 per share, in 4Q 2017
  In the fourth quarter, cash provided from operations of $426 million, cash used for financing activities of $40 million, and cash provided from investing activities of $354 million
  Adjusted Free Cash Flow in the fourth quarter was $478 million

Full Year 2018 Highlights

  Revenue of $14.0 billion, up 8% year over year; organic revenue1 up 7% year over year
  Net income of $642 million, or $1.30 per share, versus net loss of $74 million, or $0.28 per share, in the full year 2017
  Net income excluding special items of $676 million, or $1.36 per share, versus $618 million, or $1.22 per share, in the full year 2017
  For the full year, cash provided from operations of $217 million, cash used for financing activities of $649 million, and cash provided from investing activities of $565 million
  Adjusted Free Cash Flow for the full year was $465 million
  Net pension and OPEB liability reduction of $476 million for the full year 2018

Full Year 2019 Guidance*

  Issued Full Year 2019 Guidance: Revenue $14.3-$14.6 billion, Adjusted Earnings Per Share $1.55-$1.65, Adjusted Free Cash Flow $400-$500 million

Strategy and Portfolio Review Update

  The Company has commenced plans to reduce operating costs by approximately $200 million on an annual run-rate basis. The program is designed to maximize the impact in 2019.
  The portfolio will be separated into Engineered Products & Forgings and Global Rolled Products, with a spin-off of one of the businesses. The Company will also consider the sale of businesses that do not best fit into Engineered Products & Forgings or Global Rolled Products.
  The Company intends to execute its previously authorized $500 million share repurchase program in the first half of 2019. The Arconic Board of Directors (the “Board”) has also authorized an additional $500 million of share repurchases, effective through the end of 2020.
  Arconic expects to reduce its quarterly common stock dividend from $0.06 to $0.02 per share.

Key Announcements

  As previously announced, the Board appointed John C. Plant, current Chairman of the Board, to serve as Chairman and Chief Executive Officer. The Board has also appointed Elmer L. Doty, a current Director, to serve as President and Chief Operating Officer. These appointments were effective immediately.
  Arconic closed on the sale of the idled Texarkana, Texas, rolling mill for approximately $300 million in cash, plus additional contingent consideration of up to $50 million
  Arconic closed on the sale of the Eger, Hungary, forgings business. The Company recorded a restructuring-related charge representing a pre-tax loss on the sale of $43 million.

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* Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “Full Year 2019 Guidance” below.

NEW YORK--(BUSINESS WIRE)--February 8, 2019--Arconic Inc. (NYSE: ARNC) today reported fourth quarter 2018 and full year 2018 results. Arconic Chairman and Chief Executive Officer John Plant said, “Having been a Director of Arconic since 2016 and Chairman of the Board since 2017, I have a historical perspective of the Company and understand what we can achieve. I am pleased to lead Arconic to reach that potential.” Mr. Plant added, “In 2018, Arconic delivered solid revenue growth and improved operational performance. With Elmer Doty as President and Chief Operating Officer, I am focused on further enhancing our operations and charting a new strategic direction to deliver value for shareholders.”

Mr. Plant continued, “After a rigorous and comprehensive process, we did not receive a proposal for a full-company transaction that we believe was in the best interests of our shareholders. The Board sees more shareholder value creation through a restructuring of the Company. As part of the strategy and portfolio review, we have determined to separate the portfolio into Engineered Products & Forgings and Global Rolled Products. In addition, we will also explore the potential sale of businesses that do not best fit into Engineered Products & Forgings and Global Rolled Products.”

Revenues in the fourth quarter 2018 were $3.5 billion, up 6% year over year. Fourth quarter 2018 organic revenue1 was up 10% year over year, driven by higher volumes across all segments with double digit growth in most major end markets. For full year 2018, revenue was $14.0 billion, up 8% year over year. Full year 2018 organic revenue1 was up 7% year over year.

Net income in the fourth quarter was $218 million, or $0.44 per share. These results include $56 million of income from special items, primarily related to a gain on the sale of the Texarkana, Texas, rolling mill and discrete tax items, partially offset by pension plan settlement charges and a loss on the sale of the Eger, Hungary, forgings business. Fourth quarter 2017 net loss was $727 million, or $1.51 per share, and included the impairment of goodwill. For full year 2018, the Company reported net income of $642 million, or $1.30 per share, versus a net loss of $74 million, or $0.28 per share, in full year 2017.

Net income excluding special items was $162 million, or $0.33 per share, in the fourth quarter of 2018, versus $152 million, or $0.31 per share, in the fourth quarter of 2017. The increase was driven by higher volumes and lower expenses for pension, interest, and taxes, largely offset by higher aluminum prices and unfavorable product mix. Full year 2018 net income excluding special items was $676 million, or $1.36 per share, versus $618 million, or $1.22 per share, in the full year 2017.

Fourth quarter 2018 operating income was $323 million versus an operating loss of $433 million in the fourth quarter of 2017. Operating income excluding special items was $323 million versus $343 million in the fourth quarter of 2017, down 6% year over year, as volume growth was more than offset by aluminum price impacts and unfavorable product mix. Full year 2018 operating income was $1.3 billion versus $480 million in the full year 2017. Operating income excluding special items for full year 2018 was $1.4 billion versus $1.5 billion in the full year 2017.

Mr. Plant added, “Our team improved quality and delivery to customers in the face of increasing demand and record level shipment volumes in some segments. Our continuous improvement efforts are gaining traction. Furthermore, we have commenced plans to reduce operating costs by approximately $200 million on an annual run-rate basis.”

Arconic ended the year with cash on hand of $2.3 billion. For the full year 2018 and 2017: cash provided from operations was $217 million and cash used for operations was $39 million, respectively; cash used for financing activities was $649 million and $1.0 billion, respectively; and cash provided from investing activities was $565 million and $1.3 billion, respectively. Adjusted Free Cash Flow for the full year 2018 was $465 million, nearly tripling year over year.

Fourth Quarter 2018 Segment Performance2

Engineered Products and Solutions (EP&S)

EP&S reported revenue of $1.6 billion, an increase of 8% year over year. Organic revenue1 was up 9%, driven by volume growth in aerospace engines and defense. Segment operating profit was $220 million, down $8 million year over year, as unfavorable product mix and manufacturing challenges in the Engineered Structures business, including the now resolved forging press outage in the Cleveland facility, were partially offset by volume growth across all business units. Segment operating margin was 13.6%, down 170 basis points year over year.

Global Rolled Products (GRP)

GRP reported revenue of $1.4 billion, an increase of 9% year over year. Organic revenue1 was up 13%. Segment operating profit was $77 million, down $14 million year over year, driven by aluminum price headwinds, higher transportation costs and scrap spreads, which were partially offset by pricing actions and higher volume in automotive, commercial transportation and aerospace. Segment operating margin was 5.7%, down 160 basis points year over year, including a 150 basis point negative impact from aluminum prices.

Transportation and Construction Solutions (TCS)

TCS reported revenue of $497 million, a decrease of 6% year over year. Organic revenue1 was up 4%. Segment operating profit was $63 million, down $14 million year over year, driven by aluminum price headwinds, which were partially offset by growth in commercial transportation and building and construction. Segment operating margin was 12.7%, down 190 basis points year over year, including a 330 basis point negative impact from aluminum prices.

Full Year 2018 Segment Performance2

Segment performance in 2018 included the following:

  EP&S revenue of $6.3 billion, up 6% year over year; segment operating profit was $891 million, down $73 million year over year; segment operating margin was 14.1%, down 210 basis points year over year.
  GRP revenue of $5.6 billion, up 12% year over year; organic revenue1 up 8% year over year; segment operating profit was $386 million, down $38 million year over year; segment operating margin was 6.9%, down 160 basis points year over year, including a 100 basis point negative impact of higher aluminum prices.
  TCS revenue of $2.1 billion, up 6% year over year; organic revenue1 up 9% year over year; segment operating profit was $304 million, up $14 million year over year; segment operating margin was 14.3%, down 10 basis points year over year, including a 270 basis point negative impact of higher aluminum prices.

Full Year 2019 Guidance*

Arconic is providing the following 2019 guidance:

Full Year 2019
Revenue	$14.3-$14.6 billion
Adjusted Earnings Per Share	$1.55-$1.65
Adjusted Free Cash Flow	$400-$500 million

* Arconic has not provided reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because Arconic is unable to quantify certain amounts that would be required to be included in the GAAP measures without unreasonable efforts, and Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume.

Strategy and Portfolio Review

The Company commenced plans to reduce operating costs by approximately $200 million on an annual run-rate basis. The program is designed to maximize the impact in 2019.

Arconic also announced as part of its strategy and portfolio review that it will separate into Engineered Products & Forgings and Global Rolled Products, with a spin-off of one of the businesses. In addition, it will also explore the potential sale of businesses that do not best fit into Engineered Products & Forgings or Global Rolled Products.

The Company also intends to execute its previously authorized $500 million share repurchase program in the first half of 2019. The Board has also authorized an additional $500 million of share repurchases, effective through the end of 2020.

Arconic expects to reduce its quarterly common stock dividend from $0.06 to $0.02 per share.

John C. Plant Named Chairman and Chief Executive Officer, Elmer L. Doty Named President and Chief Operating Officer

As previously announced on February 6, 2019, the Board appointed John C. Plant, current Chairman of the Board, to serve as Chairman and Chief Executive Officer. The Board also appointed Elmer L. Doty, a current Director, to serve as President and Chief Operating Officer. These appointments were effective immediately.

Closed on the Sale of Texarkana, TX, Rolling Mill

In the fourth quarter of 2018, Arconic closed on the sale of its idled Texarkana, Texas, rolling mill to Ta Chen International, Inc., a U.S. subsidiary of aluminum and stainless steel distributor Ta Chen Stainless Pipe Co., Ltd. Under the terms of the transaction, the Company sold the Texarkana facility for approximately $300 million in cash, plus additional contingent consideration of up to $50 million.

Closed on the Sale of Eger, Hungary, Forgings Business

In the fourth quarter of 2018, Arconic closed on the sale of its Eger, Hungary, forgings business to Angstrom Automotive Group LLC. The Company recorded a restructuring-related charge representing a pre-tax loss on the sale of $43 million. The charge primarily relates to the non-cash impairment of the net book value of the business.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on February 8, 2019, to present fourth quarter 2018 and full year 2018 financial results. The call will be webcast via www.arconic.com. Call information and related details are available at www.arconic.com under “Investors;” presentation materials will be available at approximately 8:00 AM Eastern Time on February 8.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the growth of the aerospace, defense, automotive, industrials, commercial transportation and other end markets; statements and guidance regarding future financial results or operating performance; statements regarding future strategic actions, including share repurchases, which may be subject to market conditions, legal requirements and other considerations; and statements about Arconic's strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (d) competition from new product offerings, disruptive technologies or other developments; (e) political, economic, and regulatory risks relating to Arconic’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (h) the impact of cyber attacks and potential information technology or data security breaches; (i) changes in discount rates or investment returns on pension assets; (j) the impact of changes in aluminum prices and foreign currency exchange rates on costs and results; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Arconic to substantial costs and liabilities; and (l) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2017 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.arconic.com under the “Investors” section.

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1 Organic revenue is U.S. GAAP revenue adjusted for Tennessee Packaging (which completed its planned phase-down as of year-end 2018), divestitures, and changes in aluminum prices and foreign currency exchange rates relative to prior year period.

2 As of the first quarter of 2018, Arconic’s segment reporting measure has changed from Adjusted EBITDA to Segment operating profit.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Quarter ended
	December 31, 2018	September 30, 2018	December 31, 2017
Sales	$3,472	$3,524	$3,271

Cost of goods sold (exclusive of expenses below)	2,845	2,881	2,623
Selling, general administrative, and other expenses	140	134	146
Research and development expenses	26	25	28
Provision for depreciation and amortization	149	141	141
Impairment of goodwill	—	—	719
Restructuring and other charges(1)	(11)	(2)	47
Operating income (loss)(2)	323	345	(433)

Interest expense	87	88	98
Other expense (income), net(2)(3)	10	8	(76)

Income (loss) before income taxes	226	249	(455)
Provision for income taxes	8	88	272

Net income (loss)	$218	$161	$(727)

EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(4)(5):
Earnings (loss) per share	$0.45	$0.33	$(1.51)
Average number of shares(5)	483,239,287	483,048,831	481,339,090

Diluted(4)(5):
Earnings (loss) per share	$0.44	$0.32	$(1.51)
Average number of shares(5)	503,018,904	502,427,792	481,339,090
(1)	Restructuring and other charges for the quarter ended December 31, 2018 primarily included a gain of $154 on the sale of the Texarkana rolling mill, offset by pension plan settlement charges of $92 associated with significant lump sum payments made to participants and a loss of $43 on the sale of the Eger, Hungary forgings business.

(2)	In the first quarter of 2018, Arconic adopted changes issued by the Financial Accounting Standards Board ("FASB") to the presentation of net periodic pension cost and net periodic postretirement benefit cost. Based on the new guidance, Arconic has presented only the service cost component of net periodic benefit cost within Operating income (loss), while the non-service related components of net periodic benefit cost have been presented in the Other expense (income), net line item. Prior periods in 2017 have been recast to conform to this presentation. As a result, $38 of non-service related net periodic benefit cost was reclassified in the quarter ended December 31, 2017 from various line items within Operating income (loss) to the Other expense (income), net line item. There was no impact to Net income (loss).

(3)	Other expense (income), net for the quarter ended December 31, 2017 included an adjustment of $81 to the contingent earn-out liability related to the 2014 acquisition of Firth Rixson (Firth Rixson earn-out) and an adjustment of $25 to a separation-related guarantee liability.

(4)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for both quarters ended December 31, 2018 and September 30, 2018 need to be subtracted from Net income (loss).

(5)	For the quarters ended December 31, 2018 and September 30, 2018, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (20 million and 19 million, respectively) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI International Metals, Inc (“RTI”)). For the quarter ended December 31, 2017, the diluted average number of shares does not include any share equivalents (21 million) related to outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) as their effect was anti-dilutive.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Year ended
	December 31, 2018	December 31, 2017
Sales	$14,014	$12,960

Cost of goods sold (exclusive of expenses below)	11,397	10,221
Selling, general administrative, and other expenses	604	715
Research and development expenses	103	109
Provision for depreciation and amortization	576	551
Impairment of goodwill	—	719
Restructuring and other charges(1)	9	165
Operating income(2)	1,325	480

Interest expense(3)	378	496
Other expense (income), net(2),(4)	79	(486)

Income before income taxes	868	470
Provision for income taxes	226	544

Net income (loss)	$642	$(74)

EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(5)(6):
Earnings (loss) per share	$1.33	$(0.28)
Average number of shares(6)	482,879,501	450,875,943

Diluted(5)(6):
Earnings (loss) per share	$1.30	$(0.28)
Average number of shares(6)	502,627,363	450,875,943

Common stock outstanding at the end of the period(5)	483,270,717	481,416,537
(1)	Restructuring and other charges for the quarter ended December 31, 2018 primarily included a gain of $154 on the sale of the Texarkana rolling mill, offset by pension plan settlement charges of $96 associated with significant lump sum payments made to participants and a loss of $43 on the sale of the Eger, Hungary forgings business.

(2)	In the first quarter of 2018, Arconic adopted changes issued by the FASB to the presentation of net periodic pension cost and net periodic postretirement benefit cost. Based on the new guidance, Arconic has presented only the service cost component of net periodic benefit cost within Operating income, while the non-service related components of net periodic benefit cost have been presented in the Other expense (income), net line item. Prior periods in 2017 have been recast to conform to this presentation. As a result, $154 of non-service related net periodic benefit cost was reclassified in the year ended December 31, 2017 from various line items within Operating income to the Other expense (income), net line item. There was no impact to Net income (loss).

(3)	Interest expense for the year ended December 31, 2018 included $19 related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019. Interest expense for the year ended December 31, 2017 included $76 related to the early redemption of the Company’s outstanding 6.500% Senior Notes due 2018 and 6.750% Senior Notes due 2018 (collectively, the “2018 Senior Notes”) and a portion of the Company’s outstanding 5.720% Senior Notes due 2019.

(4)	Other expense (income), net for the year ended December 31, 2017 included a $351 gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock, a $167 gain on the exchange of Arconic’s remaining investment in Alcoa Corporation common stock for a portion of the Company’s outstanding 2018 Senior Notes, an adjustment of $81 to the Firth Rixson earn-out, and an adjustment of $25 to a separation-related guarantee liability.

(5)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $2 and $53 for the year ended December 31, 2018 and December 31, 2017, respectively, need to be subtracted from Net income (loss).

(6)	For the year ended December 31, 2018, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (20 million) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI). For the year ended December 31, 2017, the diluted average number of shares does not include any share equivalents (20 million) related to outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) as their effect was anti-dilutive.

Arconic and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$2,277	$2,150
Receivables from customers, less allowances of $4 in 2018 and $8 in 2017	1,047	1,035
Other receivables	451	339
Inventories	2,492	2,480
Prepaid expenses and other current assets	314	374
Total current assets	6,581	6,378

Properties, plants, and equipment, net	5,704	5,594
Goodwill	4,500	4,535
Deferred income taxes	573	743
Intangibles, net	919	987
Other noncurrent assets	416	481
Total assets	$18,693	$18,718

Liabilities
Current liabilities:
Accounts payable, trade	$2,129	$1,839
Accrued compensation and retirement costs	370	399
Taxes, including income taxes	118	75
Accrued interest payable	113	124
Other current liabilities	356	349
Short-term debt	434	38
Total current liabilities	3,520	2,824
Long-term debt, less amount due within one year	5,896	6,806
Accrued pension benefits	2,230	2,564
Accrued other postretirement benefits	723	841
Other noncurrent liabilities and deferred credits	739	759
Total liabilities	13,108	13,794

Equity
Arconic shareholders’ equity:
Preferred stock	55	55
Common stock	483	481
Additional capital	8,319	8,266
Accumulated deficit(1)	(358)	(1,248)
Accumulated other comprehensive loss(1)	(2,926)	(2,644)
Total Arconic shareholders’ equity	5,573	4,910
Noncontrolling interests	12	14
Total equity	5,585	4,924
Total liabilities and equity	$18,693	$18,718
(1)	In the fourth quarter of 2018, Arconic adopted guidance issued by the FASB that allowed an optional reclassification from Accumulated other comprehensive loss to Accumulated deficit for stranded tax effects resulting from the Tax Cuts and Jobs Act enacted on December 22, 2017. The Company used the modified retrospective approach and the cumulative effect of the adjustment to Accumulated deficit and Accumulated other comprehensive loss was $367. There was no impact to Total Arconic shareholders’ equity.

Arconic and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Year ended December 31,
	2018	2017
Operating activities
Net income (loss)	$642	$(74)
Adjustments to reconcile net income (loss) to cash provided from (used for) operations:
Depreciation and amortization	576	551
Deferred income taxes	31	434
Impairment of goodwill	—	719
Restructuring and other charges	9	165
Net loss (gain) from investing activities—asset sales	10	(513)
Net periodic pension benefit cost	130	217
Stock-based compensation	50	67
Other	75	112
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables(1)	(1,142)	(915)
(Increase) in inventories	(74)	(192)
(Increase) decrease in prepaid expenses and other current assets	(1)	11
Increase in accounts payable, trade	339	62
(Decrease) in accrued expenses	(190)	(116)
Increase (decrease) in taxes, including income taxes	104	(23)
Pension contributions	(298)	(310)
(Increase) in noncurrent assets	(20)	(41)
(Decrease) in noncurrent liabilities	(24)	(193)
Cash provided from (used for) operations	217	(39)

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	(7)	(2)
Additions to debt (original maturities greater than three months)	600	816
Payments on debt (original maturities greater than three months)	(1,103)	(1,634)
Premiums paid on early redemption of debt	(17)	(52)
Proceeds from exercise of employee stock options	16	50
Dividends paid to shareholders	(119)	(162)
Distributions to noncontrolling interests	—	(14)
Other	(19)	(17)
Cash used for financing activities	(649)	(1,015)

Investing Activities
Capital expenditures	(768)	(596)
Proceeds from the sale of assets and businesses(2)	309	(9)
Sales of investments(3)	9	890
Cash receipts from sold receivables(1)	1,016	792
Other(4)	(1)	243
Cash provided from investing activities	565	1,320

Effect of exchange rate changes on cash, cash equivalents and restricted cash(5)	(4)	9
Net change in cash, cash equivalents and restricted cash(5)	129	275
Cash, cash equivalents and restricted cash at beginning of year(5)	2,153	1,878
Cash, cash equivalents and restricted cash at end of period(5)	$2,282	$2,153

(1)	In the first quarter of 2018, Arconic adopted changes issued by the FASB to the classification of certain cash receipts and cash payments within the statement of cash flows. Based on the new guidance, Arconic classified cash received related to net sales of beneficial interest in previously transferred trade accounts receivables within investing activities. This new accounting standard does not reflect a change in our underlying business or activities. The prior period in 2017 has been recast to conform to this presentation, resulting in the reclassification of $792 from operating activities to investing activities for the year ended December 31, 2017. In addition, Arconic reclassified $52 of cash paid for debt prepayments including extinguishment costs from operating activities to financing activities for the year ended December 31, 2017.

(2)	In the fourth quarter of 2018, the Company sold its Texarkana, Texas rolling mill and cast house which resulted in proceeds of $302.

(3)	In the first quarter of 2017, Arconic sold 23,353,000 of its shares of Alcoa Corporation common stock at $38.03 per share which resulted in $888 in cash proceeds.

(4)	In the first quarter of 2017, Other investing activities included proceeds received from Alcoa Corporation’s sale of the Yadkin Hydroelectric Project.

(5)	In the first quarter of 2018, Arconic adopted changes issued by the FASB to the classification of cash and cash equivalents within the statement of cash flows. Based on the new guidance, Arconic classified restricted cash and the change in restricted cash within the cash and cash equivalents and net change in cash and cash equivalents line items. The prior period in 2017 has been recast to conform to this presentation, resulting in the reclassification of $12 from investing activities for the year ended December 31, 2017.

Arconic and subsidiaries
Segment Information (unaudited)
(in millions)

	4Q17	2017	1Q18	2Q18	3Q18	4Q18	2018
Engineered Products and Solutions:
Third-party sales	$1,494	$5,943	$1,541	$1,596	$1,566	$1,613	$6,316
Segment operating profit(1)	$228	$964	$221	$212	$238	$220	$891
Segment operating profit margin	15.3%	16.2%	14.3%	13.3%	15.2%	13.6%	14.1%
Provision for depreciation and amortization	$70	$268	$71	$70	$71	$70	$282
Impairment of goodwill	$719	$719	$—	$—	$—	$—	$—
Restructuring and other charges	$6	$30	$1	$9	$15	$46	$71

Global Rolled Products:
Third-party sales	$1,247	$5,000	$1,366	$1,451	$1,426	$1,361	$5,604
Intersegment sales	$41	$148	$42	$46	$34	$38	$160
Segment operating profit	$91	$424	$112	$123	$74	$77	$386
Segment operating profit margin	7.3%	8.5%	8.2%	8.5%	5.2%	5.7%	6.9%
Provision for depreciation and amortization	$52	$205	$51	$53	$50	$58	$212
Restructuring and other charges	$(4)	$72	$(1)	$1	$2	$(158)	$(156)
Third-party aluminum shipments (kmt)	283	1,197	308	315	318	308	1,249

Transportation and Construction Solutions:
Third-party sales	$528	$2,011	$537	$562	$530	$497	$2,126
Segment operating profit	$77	$290	$67	$97	$77	$63	$304
Segment operating profit margin	14.6%	14.4%	12.5%	17.3%	14.5%	12.7%	14.3%
Provision for depreciation and amortization	$13	$50	$13	$12	$12	$13	$50
Restructuring and other charges	$41	$52	$—	$—	$—	$1	$1

Reconciliation of Total segment operating profit to Consolidated income (loss) before income taxes:
Total segment operating profit	$396	$1,678	$400	$432	$389	$360	$1,581
Unallocated amounts:
Restructuring and other charges	(47)	(165)	(7)	(15)	2	11	(9)
Impairment of goodwill	(719)	(719)	—	—	—	—	—
Corporate expense(2)	(63)	(314)	(60)	(93)	(46)	(48)	(247)
Consolidated operating (loss) income	(433)	480	333	324	345	323	1,325
Interest expense(3)	(98)	(496)	(114)	(89)	(88)	(87)	(378)
Other income (expense), net(4)	76	486	(20)	(41)	(8)	(10)	(79)
Consolidated (loss) income before income taxes	$(455)	$470	$199	$194	$249	$226	$868

In the first quarter of 2018, the Company changed its primary measure of segment performance from Adjusted EBITDA to Segment operating profit. Arconic’s definition of Segment operating profit is Operating (loss) income excluding Special items. Special items include Restructuring and other charges, and Impairment of goodwill. Segment operating profit may not be comparable to similarly titled measures of other companies. Prior period amounts have been recast to conform to current period presentation.

Segment operating profit also includes certain items which under the previous segment performance measure were recorded in Corporate, such as the impact of LIFO inventory accounting, metal price lag, intersegment profit eliminations, and derivative activities.

The difference between certain segment totals and consolidated amounts is Corporate.

(1)	For the quarter ended June 30, 2018, Segment operating profit for the Engineered Products and Solutions segment included the impact of a $23 charge related to a physical inventory adjustment at one plant.

(2)	For the year ended December 31, 2017, Corporate expense included $58 of proxy, advisory and governance-related costs and $18 of costs associated with the separation of Alcoa Inc. For the quarter ended June 30, 2018, Corporate expense included $38 of costs related to settlements of certain customer claims primarily related to product introductions.

(3)	For the year ended December 31, 2017, Interest expense included $76 related to the early redemption of the Company’s 2018 Senior Notes and a portion of the Company’s outstanding 5.720% Senior Notes due 2019. For quarter ended March 31, 2018, Interest expense included $19 related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019.

(4)

For the quarter ended December 31, 2017, Other income (expense), net included favorable adjustments of $81 to the Firth Rixson earn-out and $25 to a separation-related guarantee liability. For the year ended December 31, 2017, Other income (expense), net included a $351 gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock, a $167 gain on the exchange of Arconic’s remaining investment in Alcoa Corporation common stock for a portion of the Company’s outstanding 2018 Senior Notes, and favorable adjustments of $81 to the Firth Rixson earn-out and $25 to a separation-related guarantee liability.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Net income excluding Special items	Quarter ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income (loss)	$218	$161	$(727)	$642	$(74)
Diluted earnings (loss) per share (EPS)	$0.44	$0.32	$(1.51)	$1.30	$(0.28)

Special items:
Restructuring and other charges	(11)	(2)	47	9	165
Discrete tax items(1)	(64)	26	220	(15)	223
Other special items(2)	16	(24)	612	59	264
Tax impact(3)	3	(1)	—	(19)	40

Net income excluding Special items	$162	$160	$152	$676	$618

Diluted EPS excluding Special items	$0.33	$0.32	$0.31	$1.36	$1.22

Average number of shares - diluted EPS excluding Special items(4)	503,018,904	502,427,792	502,109,950	502,627,363	471,472,729

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items.

(1)	Discrete tax items for each period included the following:
•

for the quarter ended December 31, 2018, a benefit related to certain prior year foreign investment losses no longer recapturable ($74), a benefit to record prior year adjustments in various jurisdictions ($17), a benefit to release valuation allowances and revalue deferred taxes due to current year tax law and tax rate changes in various U.S. states ($12), a benefit to recognize the tax impact of prior year foreign losses in continuing operations that were supported by foreign income in other comprehensive income ($6), partially offset by a charge from the Company’s finalized analysis of the U.S. Tax Cuts and Jobs Act of 2017 ($45);

•

for the quarter ended September 30, 2018, a charge to establish a tax reserve in Spain ($59), a net charge related to prior year adjustments in various jurisdictions ($13), a benefit to reverse a foreign tax reserve that is effectively settled ($38), and benefits resulting from the Company’s ongoing analysis of the U.S. Tax Cuts and Jobs Act of 2017 related to the one-time transition tax ($2) and U.S. rate change impacts ($6);

•

for the quarter ended December 31, 2017, a charge resulting from the enactment of the U.S. Tax Cuts and Jobs Acts of 2017 that principally relates to the revaluation of U.S. deferred tax assets and liabilities from 35% to 21% ($272), charge for a reserve against a foreign attribute resulting from the Company’s Delaware reincorporation ($23), partially offset by a benefit for the reversal of state valuation allowances ($69) and a number of small items ($6);

•

for the year ended December 31, 2018, a benefit related to certain prior year foreign investment losses no longer recapturable ($74); a benefit to reverse a foreign tax reserve that is effectively settled ($38), a benefit to release valuation allowances and revalue deferred taxes due to current year tax law and tax rate changes in various U.S. states ($12), a benefit to record prior year adjustments in various jurisdictions ($7), a benefit to recognize the tax impact of prior year foreign losses in continuing operations that were supported by foreign income in other comprehensive income ($6), partially offset by a charge to establish a tax reserve in Spain ($60); a net charge resulting from the Company’s finalized analysis of the U.S. Tax Cuts and Jobs Acts of 2017 ($59); and a net charge for a number of small items ($3); and

•

for the year ended December 31, 2017, a charge resulting from the enactment of the U.S. Tax Cuts and Jobs Acts of 2017 that principally relates to the revaluation of U.S. deferred tax assets and liabilities from 35% to 21% ($272), charge for a reserve against a foreign attribute resulting from the Company’s Delaware reincorporation ($23), partially offset by a benefit for the reversal of state valuation allowances ($69) and a number of small items ($3).

(2)	Other special items included the following:
•

for the quarter ended December 31, 2018, strategy and portfolio review costs ($7), legal and other advisory costs related to Grenfell Tower ($4), a charge for a number of small tax items ($4), and an other charge ($1);

•

for the quarter ended September 30, 2018, a benefit from establishing a tax indemnification receivable ($29) reflecting Alcoa Corporation’s 49% share of the Spanish tax reserve and legal and other advisory costs related to Grenfell Tower ($5);

•

for the quarter ended December 31, 2017, an impairment of goodwill related to the forgings and extrusions business ($719), a favorable adjustment to the Firth Rixson earn-out ($81), a favorable adjustment to a separation-related guarantee liability ($25), legal and other advisory costs related to Grenfell Tower ($7), costs associated with the Company’s Delaware reincorporation ($3), a favorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($6), a favorable tax impact related to the interim period treatment of operational income in certain foreign jurisdictions for which no tax expense was recognized ($5);

•

for the year ended December 31, 2018, costs related to settlements of certain customer claims primarily related to product introductions ($38), a benefit from establishing a tax indemnification receivable ($29) reflecting Alcoa Corporation’s 49% share of the Spanish tax reserve, costs related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019 ($19), legal and other advisory costs related to Grenfell Tower ($18), strategy and portfolio review costs ($7), a charge for a number of small tax items ($5), and an other charge ($1); and

•

for the year ended December 31, 2017, an impairment of goodwill related to the forgings and extrusions business ($719), a gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock ($351), a gain on the exchange of the remaining portion of Arconic’s investment in Alcoa Corporation common stock ($167), a favorable adjustment to the Firth Rixson earn-out ($81), costs associated with the Company’s early redemption of $1,250 of outstanding senior notes ($76), proxy, advisory, and governance-related costs ($58), a favorable adjustment to a separation-related guarantee liability ($25), costs associated with the separation of Alcoa Inc. ($18), legal and other advisory costs related to Grenfell Tower ($14), and costs associated with the Company’s Delaware reincorporation ($3).

(3)

The tax impact on special items is based on the applicable statutory rates whereby the difference between such rates and Arconic’s consolidated estimated annual effective tax rate is itself a Special item.

(4)	The average number of shares applicable to diluted EPS excluding Special items, includes certain share equivalents as their effect was dilutive. For all periods presented, share equivalents associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) were dilutive based on Net income excluding Special items.

For the year ended December 31, 2017, share equivalents associated with mandatory convertible preferred stock were anti-dilutive based on Net income excluding Special items.

Operational Tax Rate	Quarter ended December 31, 2018			Year ended December 31, 2018
	As reported	Special items(1)	As adjusted	As reported	Special items(1)	As adjusted
Income before income taxes	$226	$1	$227	$868	$63	$931
Provision for income taxes	8	57	65	226	29	255
Operational tax rate	3.5%		28.6%	26.0%		27.4%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	See Net income excluding Special items reconciliation above for a description of Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Organic Revenue	Quarter ended		Quarter ended		Year ended
	December 31,		September 30,		December 31,
	2018	2017	2018	2017	2018	2017
Arconic
Sales – Arconic	$3,472	$3,271	3,524	3,236	$14,014	$12,960
Less:
Sales – Tennessee packaging	18	40	37	45	144	190
Sales – Fusina rolling mill	—	—	—	—	—	54
Sales – Latin America extrusions	—	29	—	30	25	115
Aluminum price impact	(28)	n/a	108	n/a	338	n/a
Foreign currency impact	(26)	n/a	(15)	n/a	63	n/a
Arconic Organic revenue	$3,508	$3,202	$3,394	$3,161	$13,444	$12,601

Engineered Products and Solutions (EP&S)
Sales	$1,613	$1,494	1,566	1,477	$6,316	$5,943
Less:
Aluminum price impact	(4)	n/a	(1)	n/a	(2)	n/a
Foreign currency impact	(6)	n/a	(1)	n/a	33	n/a
EP&S Organic revenue	$1,623	$1,494	$1,568	$1,477	$6,285	$5,943

Global Rolled Products (GRP)
Sales	$1,361	$1,247	1,426	1,234	$5,604	$5,000
Less:
Sales – Tennessee packaging	18	40	37	45	144	190
Sales – Fusina rolling mill	—	—	—	—	—	54
Aluminum price impact	(10)	n/a	106	n/a	333	n/a
Foreign currency impact	(13)	n/a	(10)	n/a	1	n/a
GRP Organic revenue	$1,366	$1,207	$1,293	$1,189	$5,126	$4,756

Transportation and Construction Solutions (TCS)
Sales	$497	$528	530	523	$2,126	$2,011
Less:
Sales – Latin America extrusions	—	29	—	30	25	115
Aluminum price impact	(14)	n/a	3	n/a	7	n/a
Foreign currency impact	(7)	n/a	(4)	n/a	29	n/a
TCS Organic revenue	$518	$499	$531	$493	$2,065	$1,896

Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of the ramp-down and Toll Processing and Services Agreement with Alcoa Corporation at the North America packaging business at its Tennessee operations, the sale of the Fusina, Italy rolling mill, the sale of Latin America extrusions, and the impact of changes in aluminum prices and foreign currency fluctuations relative to the prior year periods.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Adjusted free cash flow	Quarter ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Cash provided from (used for) operations	$426	$51	$334	$217	$(39)
Cash receipts from sold receivables(1)	323	273	278	1,016	792
Capital expenditures	(271)	(209)	(236)	(768)	(596)
Adjusted free cash flow	$478	$115	$376	$465	$157
(1)

Accounting guidance effective in 2018 changed the classification of Cash receipts from sold receivables in the cash flow statement, reclassifying it from Operating activities to Investing activities. Under the prior accounting guidance, Cash receipts from sold receivables were included in the (Increase) in receivables line in the Operating activities section of the statement of cash flows.

There has been no change in the net cash funding in the sale of accounts receivable program in the fourth quarter of 2018. It remains at $350.

Adjusted free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand Arconic’s asset base and are expected to generate future cash flows from operations), as well as cash receipts from net sales of beneficial interest in sold receivables. In conjunction with the implementation of the new accounting guidance on changes to the classification of certain cash receipts and cash payments within the statement of cash flows, specifically as it relates to the requirement to reclassify cash receipts from net sales of beneficial interest in sold receivables from operating activities to investing activities, the Company has changed the calculation of its measure of Adjusted free cash flow to include cash receipts from net sales of beneficial interest in sold receivables. This change to our measure of Adjusted free cash flow is being implemented to ensure consistent presentation of this measure across all historical periods. The adoption of this accounting guidance does not reflect a change in our underlying business or activities. It is important to note that Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Short-term debt	$434	$42	$45	$45	$38
Long-term debt, less amount due within one year	5,896	6,315	6,312	6,309	6,806
Total debt	$6,330	$6,357	$6,357	$6,354	$6,844
Less: Cash and cash equivalents	2,277	1,535	1,455	1,205	2,150
Net debt	$4,053	$4,822	$4,902	$5,149	$4,694

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Arconic’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Operating income excluding Special items	Quarter ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Operating income (loss)	$323	$345	$(433)	$1,325	$480

Special items:
Restructuring and other charges	(11)	(2)	47	9	165
Impairment of goodwill	—	—	719	—	719
Separation costs	—	—	—	—	18
Proxy, advisory and governance-related costs	—	—	—	—	58
Delaware reincorporation costs	—	—	3	—	3
Legal and other advisory costs related to Grenfell Tower	4	5	7	18	14
Strategy and portfolio review costs	7	—	—	7	—
Settlements of certain customer claims primarily related to product introductions	—	—	—	38	—

Operating income excluding Special items	$323	$348	$343	$1,397	$1,457

Operating income excluding Special items is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Return on Net Assets (RONA)	Year ended
	December 31, 2018	December 31, 2017
Net income (loss)	$642	$(74)
Special items(1)	34	692
Net income excluding Special items	676	618

Net Assets:	December 31, 2018	December 31, 2017
Add: Receivables from customers, less allowances	$1,047	$1,035
Add: Deferred purchase program(2)	234	187
Add: Inventories	2,492	2,480
Less: Accounts payable, trade	2,129	1,839
Working capital	1,644	1,863
Properties, plants, and equipment, net (PP&E)	5,704	5,594
Net assets - total	$7,348	$7,457

RONA	9.2%	8.3%

RONA is a non-GAAP financial measure. RONA is calculated as Net income excluding Special items divided by working capital and net PP&E. Management believes that this measure is meaningful to investors as RONA helps management and investors determine the percentage of net income the company is generating from its assets. This ratio tells how effectively and efficiently the company is using its assets to generate earnings.

(1)	See Reconciliation of Net income excluding Special items for a description of Special items.

(2)	The Deferred purchase program relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Arconic is adding back the receivable for the purposes of the Working capital calculation.

CONTACT:
Investors
Paul T. Luther
(212) 836-2758
Paul.Luther@arconic.com

Media
Justin Falce
(412) 553-2666
Justin.Falce@arconic.com